UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 4, 2013

Date of Report (Date of earliest event reported)

AGENUS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective February 4, 2013, Agenus Inc. (the “Company”) entered into a Securities Exchange Agreement (the “Exchange Agreement”) with Mr. Brad Kelley pursuant to which Mr. Kelley exchanged all 31,620 of the outstanding shares of the Company’s Series A Convertible Preferred Stock, $0.01 par value (“Series A Preferred Stock”) for an equivalent number of shares of the Company’s Series A-1 Convertible Preferred Stock, $0.01 par value (“Series A-1 Preferred Stock) to be issued by the Company. The terms of the Series A-1 Preferred Stock are materially identical to the Series A Preferred Stock, except that the Series A-1 Preferred Stock accrues a 0.6325% annual dividend, as compared to a 2.5% annual dividend for the Series A Preferred Stock. As a result of the transactions contemplated by the Exchange Agreement, the annual dividends owing by the Company to Mr. Kelley with respect to the Company’s preferred stock have been reduced from $790,000 to $200,000.

In exchange for this reduction in dividend obligations, the Company issued to Mr. Kelley 666,666 shares of Common Stock, $0.01 par value, of the Company (“Common Stock”). After giving effect to the transactions contemplated by the Exchange Agreement, no shares of Series A Preferred Stock remain outstanding.

The Series A-1 Preferred Stock is non-voting and is redeemable by the Company at its face amount on or after September 24, 2013. Shares of Series A-1 Preferred Stock may be converted at any time into validly issued, fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock will be equal to the product obtained by multiplying the conversion rate by the number of shares of Preferred Stock being converted. The conversion rate is equal to the quotient obtained by dividing the preference amount of the shares of Series A-1 Preferred Stock to be converted by the conversion value for such shares. The preference amount for each share is equal to the sum of $1,000 plus all accrued and unpaid dividends on each share. The conversion value is $94.86 and is subject to adjustment in the event of a stock split, stock dividend, combination or similar transaction involving Common Stock. After giving effect to the transactions contemplated by the Exchange Agreement, Mr. Kelley’s shares of Series A-1 Preferred Stock are convertible at any time into approximately 333,000 shares of Common Stock.

The Series A-1 Preferred Stock ranks senior to the Common Stock. The holder of each share of Series A-1 Preferred Stock is entitled to receive dividends on each share of Preferred Stock. In the event of any liquidation, each holder of Series A-1 Preferred Stock is entitled to receive a liquidation amount equal to $1,000 per share of Series A-1 Preferred Stock outstanding plus any accrued unpaid dividends prior and in preference to any distribution of any of the assets of the Company to the holders of any shares of Common Stock.

Under the Exchange Agreement, the Series A-1 Preferred Stock and Common Stock were issued to Mr. Kelley in reliance on the exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering. Mr. Kelley represented to the Company in the Exchange Agreement that he is acquiring the securities for investment and not public sale or distribution, that he is an “accredited investor” as defined in Rule 501(a) under the Securities Act, that he can bear the risks of the investment, and that he has made detailed inquiry concerning the Company, its business and its personnel in connection with his purchase of the securities.

According to publicly filed documents, as of March 6, 2012, Mr. Kelley owned approximately 924,000 shares of Common Stock and 31,620 shares of Series A Preferred Stock. Prior to the transactions contemplated by the Exchange Agreement, if Mr. Kelley had converted all 31,620 shares of Series A Preferred Stock into shares of Common Stock as of April 16, 2012, he would have held a total of 1,257,706 shares of Common Stock, or approximately 5.5% of the shares outstanding.

The foregoing summary description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference. The foregoing summary description of the rights, preferences and limitations of the Series A-1 Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, Preferences and Rights of the Series A-1 Convertible Preferred Stock, which is filed as Exhibit 3.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above with respect to the issuance of shares of Series A-1 Preferred Stock and Common Stock is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 above with respect to the rights of Common Stock is incorporated herein by reference.

Item 9.01	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designation, Preferences and Rights of the Series A-1 Convertible Preferred Stock of Agenus Inc. filed with the Secretary of State of the State of Delaware on February 4, 2013.

10.1	Securities Exchange Agreement by and between Agenus Inc. and Mr. Brad Kelley effective February 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGENUS INC.

Date: February 5, 2013	By:	/s/ Garo H. Armen

Garo H. Armen
Chairman and CEO

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Certificate of Designation, Preferences and Rights of the Series A-1 Convertible Preferred Stock of Agenus Inc. filed with the Secretary of State of the State of Delaware on February 4, 2013.

10.1	Securities Exchange Agreement by and between Agenus Inc. and Mr. Brad Kelley effective February 4, 2013.